TECHNE CORPORATION RELEASES UNAUDITED FIRST QUARTER
                    RESULTS FOR FISCAL YEAR 2008

Minneapolis/October 24, 2007/--Techne Corporation's (NASDAQ: TECH) consolidated net earnings for the quarter ended September 30, 2007 increased 17.5% to $23.1 million or $.58 per diluted share compared with $19.6 million or $.50 per diluted share for the quarter ended September 30, 2006. Net earnings as a percentage of net sales improved from 37.5% in the first quarter of last year to 39.8% for the quarter ended September 30, 2007. The improvement in net earnings was mainly due to increased consolidated net sales. The favorable impact on consolidated net earnings of the change in exchange rates used to convert R&D Europe results from British pounds to U.S. dollars was $403,000 ($.01 per diluted share) for the quarter ended September 30, 2007.

Consolidated net sales for the quarter ended September 30, 2007 were $58.0 million, an increase of 10.8% from the same prior-year quarter. Consolidated net sales were favorably affected by the strength of the British pound as compared to the U.S. dollar. Excluding the effect of changes in foreign currency exchange rates, consolidated net sales increased 8.6% for the quarter ended September 30, 2007 from the quarter ended September 30, 2006.

Biotechnology net sales, which include sales by R&D Systems' Biotechnology Division, R&D Systems China and BiosPacific, for the quarter ended September 30, 2007 were $38.9 million, an increase of 8.2% from the same prior-year quarter. R&D Europe's net sales for the quarter were $15.4 million, an increase of 19.5% from the same prior-year quarter. In British pound sterling, R&D Europe's net sales increased 10.7% for the quarter. Hematology net sales for the quarter were $3.7 million, an increase of 4.4%.

Gross margins were 79.1% and 78.5% in the first quarters of fiscal 2008 and 2007, respectively. The increase in gross margins was due to higher margins in Europe due to favorable exchange rates and changes in sales mix as a result of higher sales growth in the Biotechnology Division as compared to the sales growth in the lower margin Hematology Division.

Selling, general and administrative expenses for the quarter ended September 30, 2007 increased $1.0 million (14.5%). The increase resulted from the change in foreign currency exchange rates used to convert British pounds to U.S. dollars ($170,000), increased profit sharing of $205,000 and R&D China selling, general and administrative expenses of $99,000. The remainder of the increase was due mainly to annual wage and salary increases.

The effective tax rate was 33.6% for the quarter ended September 30, 2007 as compared to 33.9% for the quarter ended September 30, 2006. Without significant business developments, the Company expects its fiscal 2008 effective income tax rate to range from approximately 33.5% to 34.5%.

Forward Looking Statements:

This earnings release contains forward-looking statements within the meaning of the Private Litigation Reform Act. These statements, including the Company's expectations as to income tax rates, involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the introduction and acceptance of new biotechnology and hematology products, the levels and particular directions of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, the retention of hematology OEM and proficiency survey business, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.
For additional information concerning such factors, see the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in this release due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

                  *  *  *  *  *  *  *  *  *  *  *  *  *  *
Techne Corporation has two operating subsidiaries: Research and Diagnostic Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England. R&D Systems is a specialty manufacturer of biological products. R&D Systems has two subsidiaries, BiosPacific, Inc. (BiosPacific), located in Emeryville, California and R&D Systems China Co. Ltd., (R&D China), located in Shanghai, China. BiosPacific is a worldwide supplier of biologics to manufacturers of in vitro diagnostic systems and immunodiagnostic kits. R&D China and R&D Europe distribute biotechnology products.

Contact:  Greg Melsen, Chief Financial Officer
          Kathy Backes, Controller
          (612) 379-8854


                       TECHNE CORPORATION
               CONSOLIDATED STATEMENTS OF EARNINGS
               (In thousands, except per share data)
                           (Unaudited)

                                              QUARTER ENDED
                                             ----------------
                                             9/30/07  9/30/06
                                             -------  -------
Net sales                                    $57,987  $52,351
Cost of sales                                 12,104   11,237
                                             -------  -------
Gross margin                                  45,883   41,114
                                             -------  -------
Operating expenses:
  Selling, general and administrative          8,090    7,067
  Research and development                     5,181    4,855
  Amortization of intangible assets              288      403
                                             -------  -------
    Total operating expenses                  13,559   12,325
                                             -------  -------
Operating income                              32,324   28,789
                                             -------  -------
Other expense (income):
  Interest expense                                --      268
  Interest income                             (2,998)  (1,676)
  Other non-operating expense, net               569      485
                                             -------  -------
    Total other income                        (2,429)    (923)
                                             -------  -------
Earnings before income taxes                  34,753   29,712
Income taxes                                  11,681   10,081
                                             -------  -------
Net earnings                                 $23,072  $19,631
                                             =======  =======
Earnings per share:
  Basic                                      $  0.58  $  0.50
  Diluted                                    $  0.58  $  0.50
Weighted average common shares outstanding:
  Basic                                       39,489   39,379
  Diluted                                     39,587   39,469


                      TECHNE CORPORATION
                  CONSOLIDATED BALANCE SHEETS
                        (In thousands)
                           (Unaudited)

                                             9/30/07   6/30/07
                                            --------  --------
ASSETS
Cash and equivalents                        $144,745  $135,485
Short-term available-for-sale investments     36,249    29,289
Trade accounts receivable                     30,673    29,559
Other receivables                              1,362     1,407
Inventory                                      9,281     8,757
Other current assets                           8,899     8,341
                                            --------  --------
  Current assets                             231,209   212,838
                                            --------  --------

Available-for-sale investments                97,851    91,433
Property and equipment, net                   93,385    91,535
Goodwill and intangible assets, net           29,879    30,167
Other non-current assets                      28,732    28,871
                                            --------  --------
  Total assets                              $481,056  $454,844
                                            ========  ========
LIABILITIES
Current liabilities                         $ 14,800  $ 17,193
Stockholders' equity                         466,256   437,651
                                            --------  --------
  Total liabilities and equity              $481,056  $454,844
                                            ========  ========